Exhibit 99.1

InterDigital Announces Second Quarter 2008 Financial Results

Net Income Totals $5.8 Million, or $0.13 per Share

KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--InterDigital, Inc. (NASDAQ:IDCC) today announced financial and operating results for second quarter ended June 30, 2008. Highlights for second quarter 2008 include:

  Revenue of $58.7 million, including $58.5 million of recurring revenue
  Net income of $5.8 million, or $0.13 per share (diluted) for second quarter 2008
  Cash and short-term investments of $238.2 million
  Repurchase of $62.1 million in common stock through July 31, 2008 (of the current $100.0 million authorization)

“We are very pleased with InterDigital’s performance this quarter,” commented William J. Merritt, President and Chief Executive Officer. “We recorded strong recurring revenue based on good sales growth from our broad base of 2G and 3G patent licensees. We also secured our first product win for our SlimChip™ high performance mobile broadband IC and successfully delivered our 3G modem IP to a fabless customer.”

“We also progressed nicely toward our top priority of growing our base of new 3G patent licensees, including the very important task of signing all of the top 5 manufacturers,” continued Mr. Merritt. “Toward that end, the U.S. International Trade Commission (USITC) action against Samsung moved forward with the evidentiary hearing held in July. We believe our case is going very well, and we remain confident that we will prevail in this matter. Last week, we also prevailed in two important legal actions – one against Samsung and the other against Nokia. The decision by the arbitral tribunal in the Samsung matter confirmed InterDigital’s position that Samsung cannot use the 2006 settlement agreement between InterDigital and Nokia to avoid its obligation (determined by a prior arbitration panel) to pay over $150 million in royalties owed for Samsung’s sale of 2G handsets. As for Nokia, we believe the decision of the Second Circuit Court of Appeals clears the path for the resumption of the USITC investigation regarding Nokia’s sales of 3G terminal units. These positive developments create the right environment for the resolution of these patent license disputes on favorable terms.”

Second Quarter Summary

The company’s second quarter 2008 net income totaled $5.8 million, or $0.13 per share (diluted), a significant increase from the company’s reported net loss of $4.4 million, or $0.09 per share, in the comparable quarter in 2007. The company’s second quarter 2007 pro forma1 net income totaled $6.6 million, or $0.13 per share (diluted), excluding a $16.6 million charge relating to an award in the arbitration with Federal and related tax effects.

Revenues in second quarter 2008 were $58.7 million, compared to $55.0 million in second quarter 2007. Recurring patent licensing royalties in second quarter 2008 were $55.9 million, compared to $52.6 million in second quarter 2007. Technology solution revenue increased to $2.5 million in second quarter 2008, compared to $0.6 million in second quarter 2007, due primarily to an increase in engineering services provided under a license for our SlimChip 3G modem IP. Licensees that accounted for 10% or more of our recurring revenue are LG (25%), Sharp Corporation of Japan (18%) and NEC Corporation of Japan (13%).

Second quarter 2008 operating expenses of $50.9 million increased $3.6 million compared to second quarter 2007 after excluding a $16.6 million second quarter 2007 charge related to an arbitration award. The increase was primarily due to increased litigation and arbitration expenses and increased amortization costs related to technology licenses for the development of our SlimChip product family. Excluding a $6.9 million insurance reimbursement and $1.2 million reduction in contingent liabilities, both recognized in first quarter 2008, second quarter 2008 operating expenses decreased sequentially by $2.3 million. The sequential decrease from first quarter 2008 was primarily due to lower litigation and arbitration expenses.

Net interest and investment income of $1.2 million in second quarter 2008 decreased $1.1 million from second quarter 2007 due primarily to lower rates of return.

The company’s second quarter 2008 tax provision was $3.2 million, reflecting an effective tax rate for the quarter of approximately 35%. In second quarter 2007, the company reported a $2.2 million tax benefit against its pre-tax loss, reflecting an effective tax rate of approximately 33%. The lower rate in 2007 was attributable to estimated future tax credits related to 2007 research and development activity.

Six Months Summary

Net income for first half 2008 totaled $13.2 million, or $0.28 per share (diluted), reflecting a decrease of $11.0 million from pro forma net income for first half 2007 (which excludes a $16.6 million charge relating to an award in the arbitration with Federal and related tax effects) of $24.2 million or $0.48 per share (diluted).

Revenues were $114.7 million in first half 2008 compared to $122.8 million in first half 2007. First half 2007 revenues included $11.2 million of non-recurring revenue associated with prior period sales of Sony Ericsson’s covered 2G products as well as $8.7 million of revenue related to current period sales of Sony Ericsson’s covered 2G products. First half 2008 included $0.8 million of revenue from past infringement. Excluding revenue from the Sony Ericsson as well as other non-recurring revenue, recurring patent license royalties from continuing licensees were $109.3 million in first half 2008, an $8.0 million or 8% increase over first half 2007. In addition, first half 2008 revenues included technology solutions revenue of $4.6 million, which increased $3.0 million over first half 2007.

During first half 2008, the company generated $97.6 million of free cash flow2, compared to $90.8 million of free cash flow in first half 2007. First half 2008 free cash flow included the third of three patent license payments from LG totaling $95.0 million, offset in part by (i) $15.9 million of federal and foreign withholding tax payments, (ii) litigation and arbitration costs, (iii) patent related costs and (iv) investments in product development initiatives.

Excluding a first half 2007 charge of $16.6 million relating to the Federal arbitration, first half 2008 operating expenses of $96.0 million increased $5.1 million from first half 2007 due primarily to a $4.2 million increase in litigation and arbitration expenses, net of insurance reimbursements.

Net interest and investment income of $1.7 million in first half 2008 decreased $3.2 million from $4.9 million in first half 2007 due primarily to a $0.7 million investment write-down and lower rates of return.

The company’s first half 2008 tax expense was $7.3 million, compared with first half 2007 tax expense of $7.0 million. The first half 2008 effective tax rate was approximately 35%. The first half 2007 effective tax rate was approximately 34%, including the effect of estimated future tax credits related to 2007 research and development activity.

Expected Trends

Scott McQuilkin, Chief Financial Officer, commented, “Our second quarter was strong, with a sequential increase in royalty revenue from several of our licensees combined with a decrease in our core operating expenses as well as a decrease in litigation and arbitration costs. As we move closer to full commercialization of our SlimChip product, we expect that development spending related to new product and customer activities will drive an 8%-12% sequential increase in third quarter operating expenses, excluding arbitration and litigation. Also in the third quarter 2008, we will recognize a $2.6 million one-time reduction in expenses related to the recent resolution of the United Kingdom legal actions with Nokia. Lastly, our book tax rate for the second half of the year is expected to approximate 35%.

“As is our practice, we will provide an update on our expectation for third quarter 2008 revenue after we receive and review the applicable royalty reports and update our forecasts on anticipated revenue from work associated with technology solution agreements,” Mr. McQuilkin added.

About InterDigital

InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies, which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers a family of SlimChip™ high performance mobile broadband modem solutions, consisting of Baseband ICs, Modem IP and Reference Platforms. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, visit: www.interdigital.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the information under the heading “Expected Trends” and other information regarding our current beliefs, plans and expectations, including, without limitation, with respect to: (i) growing our base of 3G licensees; (ii) the outcome of the USITC action against Samsung; (iii) the effects of the arbitral tribunal’s award and the Second Circuit’s ruling; (iv) the continued development of the company’s SlimChip product family; (v) third quarter 2008 operating expenses, excluding patent arbitration/litigation expense; (vi) third quarter 2008 patent arbitration/litigation expense; and (vii) our estimated book tax rate for second half 2008. Words such as “believe,” “will,” “expect” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, but not limited to, those identified in this press release as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent licensing and technology solutions agreements on acceptable terms; (iii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (iv) unanticipated product development expenses and the timing of such expenses; (v) unanticipated difficulties or delays in the production or delivery of our integrated circuit engineering samples; (vi) changes in the technology preferences, needs, availability and pricing of competitive technologies and product offerings; (vii) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; and (viii) changes in our expectations of the amount and composition of full-year taxable income, Congressional approval of a 2008 U.S. federal research and experimental credit, changes in foreign and domestic tax laws or treatises or changes in our tax planning strategies. We undertake no duty to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

1 Pro forma figures have been prepared to illustrate the exclusion of the impact of the expense relating to the Federal Insurance arbitration. Refer to the pro forma income statement at the end of this release for further disclosures surrounding the company’s presentation of pro forma net income and earnings per share.

2 InterDigital defines “free cash flow” as operating cash flow less purchases of property and equipment and investments in patents. A detailed reconciliation of free cash flow to GAAP results is provided at the end of this release.

SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
For the Periods Ended June 30
(Dollars in thousands except per share data) (unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
REVENUES	$58,706	$55,006	$114,733	$122,824

OPERATING EXPENSES:
Sales and marketing	2,049	1,879	4,437	3,975
General and administrative	5,705	6,126	11,380	12,670
Patents administration and licensing	20,436	18,075	35,487	31,280
Development	22,677	21,193	45,879	42,977
Arbitration & litigation contingencies	—	16,612	(1,200)	16,612
	50,867	63,885	95,983	107,514

Income (Loss) from operations	7,839	(8,879)	18,750	15,310

NET INTEREST & OTHER INVESTMENT INCOME	1,231	2,272	1,669	4,905

Income (Loss) before income taxes	9,070	(6,607)	20,419	20,215

INCOME TAX (PROVISION) BENEFIT	(3,218)	2,201	(7,250)	(6,952)

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$5,852	$(4,406)	$13,169	$13,263

NET INCOME (LOSS) PER COMMON SHARE – BASIC	$0.13	$(0.09)	$0.29	$0.27

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC	45,358	46,957	45,892	48,362

NET INCOME (LOSS) PER COMMON SHARE – DILUTED	$0.13	$(0.09)	$0.28	$0.26

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – DILUTED	46,450	46,957	46,886	50,379

SUMMARY CASH FLOW
For the Periods Ended June 30
(Dollars in thousands)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Net Income (Loss) before income taxes	$9,070	$(6,607)	$20,419	$20,215
Taxes Paid	(14)	(309)	(15,689)	(15,984)
Depreciation, amortization, shared based compensation and investment write down	8,216	7,296	17,328	14,473
Increase in deferred revenue	51,999	12,428	82,464	116,516
Deferred revenue recognized	(28,341)	(27,078)	(58,625)	(58,185)
(Decrease) Increase in operating working capital, deferred charges and other	(10,516)	29,579	71,606	43,868
Capital spending, technology & patent additions	(11,247)	(17,788)	(19,891)	(30,066)
FREE CASH FLOW	19,167	(2,479)	97,612	90,837

Long-term investment	(651)	—	(651)	(5,000)
Tax benefit from share-based compensation	128	905	498	3,330
Debt decrease	(814)	(92)	(1,179)	(184)
Repurchase of common stock	(20,475)	(21,430)	(36,580)	(165,356)
Proceeds from exercise of stock options	208	1,642	956	3,741
Unrealized (loss) gain on short term investments	(257)	268	73	299
NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(2,694)	$(21,186)	$60,729	$(72,333)

CONDENSED BALANCE SHEET
(Dollars in thousands) (unaudited)
	June 30, 2008	December 31, 2007
Assets
Cash & short-term investments	$238,195	$177,467
Accounts receivable	35,715	130,880
Current deferred tax assets	43,734	43,734
Other current assets	12,416	19,332
Property & equipment and Patents (net)	118,279	111,686
Long-term deferred tax assets and non-current assets	50,668	51,786
TOTAL ASSETS	$499,007	$534,885

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$274	$1,311
Accounts payable & accrued liabilities	46,728	76,974
Current deferred revenue	81,585	78,899
Long-term deferred revenue	245,698	224,545
Long-term debt & long-term liabilities	9,038	6,089
TOTAL LIABILITIES	383,323	397,818

SHAREHOLDERS' EQUITY	115,684	137,067

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$499,007	$534,885

The following pro forma statements of financial results exclude the expense associated with the Federal arbitration award and related tax expense items. The company has provided these pro forma figures here and elsewhere in this press release. Management regards the arbitration award as a non-recurring item not indicative of operating results for the period and believes that investors may share this viewpoint.

PRO FORMA SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended June 30, 2007				For the Six Months Ended June 30, 2007
	Actual		Adjustments	Pro Forma	Actual	Adjustments	Pro Forma
REVENUES		$5,006		$5,006	$22,824		$122,824

OPERATING EXPENSES:
Sales and marketing		1,879		1,879	3,975		3,975
General and administrative		6,126		6,126	12,670		12,670
Patents administration and licensing		18,075		18,075	31,280		31,280
Development		21,193		21,193	42,977		42,977
Arbitration award		6,612	(16,612)	—	16,612	(16,612)	—
		63,885	(16,612)	47,273	107,514	(16,612)	90,902
(Loss) income from operations		(8,879)	16,612	7,733	15,310	16,612	31,922

NET INTEREST & OTHER INVESTMENT INCOME		2,272		2,272	4,905		4,905
(Loss) income before income taxes		(6,607)	16,612	10,005	20,215	16,612	36,827

INCOME TAX BENEFIT (PROVISION)		2,201	(5,648)	(3,447)	(6,952)	(5,648)	(12,600)

NET (LOSS) INCOME APPLICABLE TO COMMON SHAREHOLDERS		(4,406)	10,964	$6,558	$3,263	10,964	$24,227

NET (LOSS) INCOME PER COMMON SHARE – BASIC	$	(0.09)		$0.14	$0.27		$0.50

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING BASIC		46,957		46,957	48,362		48,362

NET (LOSS) INCOME PER COMMON SHARE – DILUTED	$	(0.09)		$0.13	$0.26		$0.48

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – DILUTED		46,957		48,908	50,379		50,379

The company's short-term investments are comprised of high quality credit instruments including U.S. government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint.

This release includes a summary cash flow statement that results in the change in both our cash and short-term investment balances. One of the subtotals in the summary cash flow statement is free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007

Net cash provided by operating activities	$31,159	$15,309	$117,503	$120,903
Purchases of property, equipment and technology licenses	(3,054)	(11,514)	(4,283)	(18,626)
Patent additions	(8,193)	(6,274)	(15,608)	(11,440)

Free cash flow	$19,912	$(2,479)	$97,612	$90,837

InterDigital is a registered trademark and SlimChip is a trademark of InterDigital, Inc.

CONTACT:
InterDigital, Inc.
Media Contact:
Jack Indekeu, +1 610-878-7800
jack.indekeu@interdigital.com
or
Investor Contact:
Janet Point, +1 610-878-7800
janet.point@interdigital.com